EXHIBIT 14.1




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                             CODE OF BUSINESS ETHICS


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                       PROTOCALL TECHNOLOGIES INCORPORATED










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            CONFLICT OF INTEREST AND CONFIDENTIAL INFORMATION POLICY


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Protocall Technologies Incorporated                     Code of Business Ethics
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PART I:  CODE OF BUSINESS ETHICS

INTERGRITY                   Protocall Technologies Incorporated (the "Company")
                             values its reputation for integrity, honesty and fair dealing and these qualities must at all times characterize our business activities with customers, shareholders, employees, vendors, suppliers and the public. Company employees shall not attempt to achieve results at the cost of violation of laws or regulations or through dishonest or unethical dealings. As used throughout this Code of Business Ethics and Conflict of Interest and Confidential Information Policy (the
                             "Code"), the term "Company employees" shall include all directors, officers and employees of the Company at all levels, and the term "family" shall mean spouse, parents, children, siblings, grandparents, grandchildren, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, or any other person residing in the employee's home.

CANDOR Officers and department heads and other supervisory employees must be informed at all times of matters within their respective sphere of responsibility which bear upon preserving the Company's reputation for integrity and honesty and fair dealing. Concealment or half-truths will not be tolerated. Accordingly, there should be full and open communication by all Company employees. Likewise, there shall be no concealment of information from the Company's directors, executive officers, internal or independent auditors or legal counsel.

PROPER ACCOUNTING            Strict compliance with the Company's established
                             accounting rules and controls is required at all times. The books of account and financial records must fairly reflect the transactions they record.
                             Budget proposals, economic evaluation for projects and the like must be prepared in good faith and reflect in all material respects the best judgment of the preparers. All assets of the Company, including all cash and bank accounts in which the Company funds are on deposit, and all liabilities of the Company shall be timely recorded in the regular books of account of the Company in all material respects.

CONSULTANTS AND AGENTS       All consultants or agents retained by the Company
                             must comply with federal, state and local laws and regulations in the conduct of their work on behalf of the Company.

FAIR COMPETITION             The Company fosters the spirit of free enterprise
                             and fair dealing and will continue to comply with laws which prohibit restraint of trade, predatory economic activities, and unfair or unethical business practices. Under no circumstances should Company employees enter into arrangements or even discuss with competitors anything concerning pricing or promotional strategies without the prior written approval of counsel.


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Protocall Technologies Incorporated                     Code of Business Ethics
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POLITICAL CONTRIBUTIONS      The Company will not contribute directly or
                             indirectly to political parties or candidates for office, unless through an authorized Political Action Committee. Indirect contributions would include contributions by the Company or favors.

ENTERTAINMENT, GIFTS,        Company employees may not offer or accept
FAVORS AND GRATUITIES        entertainment or gifts that could give rise the
                             appearance of a conflict between the interest of such persons and the Company. It is well understood that occasional invitations to lunch, dinner and social affairs and similar minor gifts or favors are not unusual and the offer or acceptance of such favors shall not be considered a conflict of interest. On the other hand, gifts valued over $100.00 may create the possibility of a conflict and should be declined.

EXPENSE REPORTS              All directors and employees shall comply strictly
                             with the Company's policy on business and travel expenses as set out in its Employee Policy Manual.
                             All employees and directors shall timely complete and submit expense reports in an accurate manner and with appropriate receipts. All employees and directors shall exercise reasonableness and prudence when spending the Company's money, and are not to submit expense reports that are not actual, reasonable and necessary to carry out the business purposes of the Company.

COMPLIANCE WITH LAWS,        It is the policy of the Company to comply strictly
REGULATIONS AND COMPANY      with all laws and regulations, and with all Company
POLICIES                     policies. Company employees have access to legal
                             advice and should always seek such advice as necessary prior to taking action.

POLICY AGAINST               All Company employees shall comply strictly with
HARASSMENT                   all federal and state civil rights, harassment,
                             discrimination and other employment laws and regulations, and are prohibited from discriminating against any person on the basis of sex, age, race, color, religion, national origin, disability, ancestry, marital or veteran status, or any other legally protected status. Company employees shall treat all persons with respect and fairness, and all relationships (whether written, oral or electronic) shall be businesslike and free of any illegal bias, prejudice, harassment and retaliation.

ENVIRONMENT                  All Company employees shall comply strictly with
                             all federal, state and local laws and regulations relating to any environmental law, which includes the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of any hazardous substance, and shall do all things necessary to protect human health and safety of the Company's employees, customers and the environment.


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Protocall Technologies Incorporated                     Code of Business Ethics
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PUBLIC AND INVESTOR          Only the President and Chief Executive Officer
RELATIONS                    ("CEO") of the Company is authorized to communicate
                             on behalf of the Company with shareholders, investors, bankers, the press, broadcast media or the general public. Any inquiries from these sources should be promptly referred to the CEO without further comment.

CONTRACTS                    Only proper officers of the Company specifically
                             designated by the CEO are authorized to enter into and/or execute contracts (whether in writing or not) on behalf of the Company, and then only if each contract has been approved beforehand by counsel. Except as set forth herein, no other employee or agent of the Company has any authority
                             (apparent, implied or otherwise) to obligate the Company in any manner or to hold himself/herself out to any third party as having any such authority.

DISCOVERY OF VIOLATIONS      The CEO bears the ultimate responsibility for
                             implementation and enforcement of this Code and all Company policies. The Chief Financial Officer will conduct compliance audits from time to time.
                             Discovery of events of a questionable, fraudulent or illegal nature which are or may be in violation of this Code or Company policies must be promptly reported to the CEO of the Company and/or, where warranted in the judgment of the reporting person, the Audit Committee of the Board of Directors, if any.

REPORTING COMPLIANCE         All Company employees shall affirm periodically a
WITH CODE                    knowledge and understanding of this Code by signing
                             and returning to the CEO the attached
                             Acknowledgement of Receipt and Compliance with this Code of Business Ethics and the Conflict of Interest and Confidential Information Policy.


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Protocall Technologies Incorporated                     Code of Business Ethics
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PART II:  CONFLICT OF INTEREST

PURPOSE Each director, officer and employee of the Company owes a duty of loyalty to the Company. It is the policy of the Company that no such person should have a conflicting interest in any organization with which the Company does business or is in competition. Also, no such person should be engaged in a business organized for profit and not affiliated with the Company in any capacity, including as an employee, agent or consultant, when such employment may be contrary to the best interests of the Company. Such an interest, regardless of whether it in fact affects the judgment or decisions of the individual in question, creates an unfavorable impression and may imply impropriety.

DEFINITION                   Whether or not an interest is conflicting will
                             depend on the particular circumstances of each case, including the nature and relative importance, financial or otherwise, of the interest. It would be impossible to reduce the policy concerning conflict of interest entirely to a series of specific prohibitions. To do this would divert attention from a more important objective: namely, that each director, officer and employee should test personal conduct and its effect on the Company in accordance with accepted and recognized standards of (i) loyalty to the Company; (ii) the highest business ethics; and (iii) the effect on the good reputation and goodwill enjoyed by the Company. It is the responsibilities of each Company employee to evaluate his/her own personal situations or acts to determine if there may be a need to disclose anything which may be a conflict with this Code. The following covers certain specific situations where conflict of interest might occur:

                             1. For a Company employee or any member of his or her family to have business dealings with the Company where there is an opportunity or the perception of an opportunity for preferential treatment to be given or received, except (i) with the prior written consent of the CEO; or
                                 (ii) in any case of ownership of less than 1% of stock or other equity in a public or privately held company.

                             2. For a Company employee or any member of his or her family to buy, sell or lease any kind of real estate, facilities, products or equipment from or to the Company or to any company, firm or individual who is, or is seeking to become, a contractor, supplier or customer, except with the prior consent of the CEO.


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Protocall Technologies Incorporated                     Code of Business Ethics
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                             3.  For a Company employee or any member of his or
                                 her family to serve as an officer or director of any other company, or in any management capacity for, or as an agent or consultant to any individual, firm or other company doing or seeking to do business with the Company, except with the prior consent of the CEO.

                             4. For a Company employee or any member of his or her family to accept from any organizations, firms or individuals doing or seeking to do business with the Company: commissions; a share in profits; finder's fees; gifts in cash; gift certificates or other payments; loans or advances (other than from established banking or financial institutions); materials, services, repairs or improvements at no cost or at unreasonably low prices; excessive or extravagant entertainment; and gifts of merchandise of more than $100.00 in value.

                             5. For a Company employee, directly or indirectly, to own or have an ownership or management interest in any business, firm, corporation or other organization which is in direct or indirect competition with the business conducted by the Company (excluding the ownership of less than 1% of stock or other equity in any such organization in which the stock is quoted and sold on the open market).


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Protocall Technologies Incorporated                     Code of Business Ethics
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Part III:  Confidential Information

PURPOSE Each director, officer and employee of the Company owes a duty not to disclose confidential information of the Company (that is, information possessed by the Company, but not generally known to the public) without being specifically authorized.

DEFINITION                             It is a violation of this policy and the
                                       Company's Insider Trading Policy in its
                                       Employee Policy Manual for any director, officer or employee of the Company to:

                             1. Use or disclose to any person or entity not authorized (including employees who do not have a need to know and third parties such as family, friends, investors, bankers, analysts, press, etc.), any material non-public information or any confidential or proprietary information concerning the Company such as sales, earnings, financial or business forecasts, strategic, marketing or development plans, software, codes, technical specifications, etc., which has not been authorized for release; and

                             2. Buy or sell the Company's stock while in possession of material non-public information and without prior clearance from counsel.

                             Non-public information will be deemed to be material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision to buy, sell or hold the Company's stock.

                             Persons who have traded on material non-public information or persons who have tipped others, including family and friends who may have passed on any such information, have been the subject for civil and criminal proceedings. Any Company employee who engaged in such illegal conduct is also subject to immediate termination. These obligations of confidentiality shall survive the employee's termination from the Company.

RIGHT TO INSPECT/PRIVACY     The Company reserves the right to inspect any
                             Company mail systems, computers, software, files or any other internal documents in electronic or hard copy format. Further, an employee does not have the right to privacy at his/her desk or work station.
                             Any destruction of Company property, whether tangible or intangible, including any unauthorized use, deletion, stealing, altering, erasing, infecting or other tampering of Company property, will result in disciplinary action, including immediate termination.


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Protocall Technologies Incorporated                     Code of Business Ethics
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PART IV: CONCLUSION

WHY DO WE NEED THIS          The Company believes the Code of Business Ethics,
DOCUMENT?                    Conflict of Interest and Confidential Information
                             Policy is already well understood, but it is restated at this time as a reminder that undisclosed acts or conditions in conflict with the interests as above described may be deemed sufficient grounds for discipline and even termination. The fact that one of the interests described above exists does not mean necessarily that a conflict (if it exists) is significant enough to be of practical importance. It is the Company's policy to allow a reasonable amount of time for the employee to correct the situation in order to prevent undue hardship, within the sole discretion of the Company's management, whose first concern must be the best interests of the Company.

ANY QUESTIONS?               The Company's counsel is available to assist any
                             Company employee with the interpretation of this Code or any other policies contained in the Employee Policy Manual. Never hesitate to ask if you ever have any questions about them.



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Protocall Technologies Incorporated                     Code of Business Ethics
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                         Acknowledgement of Receipt and
                  Compliance with the Code of Business Ethics,
            Conflict of Interest and Confidential Information Policy


                             Based on my recent reading of the Company's Code of Business Ethics, Conflict of Interest and Confidential Information Policy consisting of 8 pages, I certify that I have had the opportunity to ask questions about any personal situation I may be unclear or unsure about; that I understand it; and that I have at all times complied with the letter and spirit of the Code, except as may be disclosed on the back of this page or in the attached page(s). Further, if future events or circumstances change so as to give me concern that I or another employee may be in violation of this Code or have a possible conflict of interest, I acknowledge that I have an obligation to disclose and I will promptly disclose it to the CEO.



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